EXHIBIT 99.1

PRESS RELEASE ISSUED NOVEMBER 15, 2006

Patch Announces Decision Regarding Dividend Payment

VANCOUVER, B.C., November 15, 2006 /PRNewswire-FirstCall, Patch International Inc. (“PTCH”) (PTCH: OTCBB) announces that it is forced to forego payment of its previously announced proposed dividend to shareholders.

PTCH had proposed the distribution of a cash dividend on a pro-rata basis of 50% of the net proceeds of the sale of its investment in Pharmaxis. The directors had fixed July 30, 2004 as the record date subject to and conditioned upon PTCH receiving all required regulatory approvals.

Payment of the cash dividend was deferred until restrictions on the Pharmaxis shares were lifted and the sale of shares sold in the market nearly completed. As PTCH approached its desired payment date, it sought approvals from all applicable regulatory authorities. Despite its best efforts, the NASD and the Securities and Exchange Commission have not approved an “ex-dividend” or record date of July 30, 2004, more than two years prior to PTCH’s desired dividend payment date. Without the necessary regulatory approvals, the Board of Directors is unable to declare a dividend for shareholders of record as of July 30, 2004, and PTCH is not allowed to proceed with the proposed dividend payment.

While the Board of Directors is disappointed with these regulatory conditions, the Board of Directors has determined that the best way to build value for the shareholders of PTCH is to use its available cash resources towards PTCH's oil and gas work programs and for general working capital purposes.

ABOUT PATCH INTERNATIONAL

PTCH is a “junior” oil and gas company that currently earns oil revenue from a participation interest in 22 oil wells. These interests provide the company with some limited cash flow. PTCH is in various stages of its 2006 and 2007 oil and gas work programs in Alberta, Canada. PTCH also has oil sands property interests in the heart of the Alberta oil sands, through a 75% majority ownership of Patch Oilsands Limited Partnership and on which it is planning a 2006 - 2007 oil sands work program.

For further information please visit our corporate website at www.patchinternational.com

If you are not currently on the PTCH updates list, please send in your email to info@patchinternational.com or call 888-864-7372 with the best way to keep you informed. We will send out regular updates and news releases to everyone who asks to be on the list.

Contact:

Investor Relations

Tel: 888-864-7372

Fax: 604-688-5390

Email: info@patchinternational.com

CEOcast

Tel: 212-732-4300

The foregoing communication contains forward-looking statements. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by Patch International Inc. may differ materially from these statements due to a number of factors. Patch International Inc. assumes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. You should independently investigate and fully understand all risks before you make investment decision.